Exhibit 99






FOR RELEASE:  IMMEDIATE     CONTACT:
                            Kenneth R. Meyers, USM (773) 399-8900
                            Susan Rosenberg, ATI-Public Relations (415) 658-2209
                            April Walden, ATI-Investor Relations (415) 658-2033
                            Cathy Fowler, UMG (303) 793-6509

UNITED STATES CELLULAR AND TELEPHONE AND DATA SYSTEMS, INC.
          TO SELL MINORITY INTERESTS TO AIRTOUCH

December 1, 1997, Chicago, Illinois -- United States Cellular Corporation [AMEX:USM] announced that AirTouch Communications, Inc. [NYSE:ATI] will acquire interests owned by USM and its parent organization, Telephone and Data Systems, Inc. [AMEX:TDS], in cellular systems serving Seattle and Olympia, Washington; Tucson, Arizona; Duluth, Minnesota; and rural areas in Arizona, Colorado and Idaho. ATI will issue approximately 5,000,000 shares of its common stock and approximately $50 million in cash to USM and TDS in exchange for these interests, which represent approximately 900,000 pops (the population of a market multiplied by a company's ownership interest in a cellular licensee in that market). The transactions involving ATI common stock are structured as tax-free mergers.

The interests being sold to ATI by TDS were subject to an existing purchase agreement between USM and TDS. TDS will retain the ATI common stock it receives from this sale, approximately 1,000,000 shares, and pay USM approximately $20 million to terminate those purchase rights. In exchange for the interests it will sell to ATI, USM will receive the remaining 4,000,000 shares of ATI common stock and approximately $50 million in cash.

The consummation of certain of the sale transactions will also resolve pending litigation between USM, U S WEST Media Group [NYSE:UMG] and ATI, arising out of UMG's cellular joint venture with ATI. UMG is a partner with USM or TDS in each of the partnerships involved in the sale.

Headquartered in Chicago, USM manages and invests in cellular systems throughout the United States. As of October 31, USM owned interests representing approximately 25.9 million pops, making it the eighth largest cellular telephone company in the United States based on pops. USM managed operational systems serving 142 markets as of that date.

AirTouch Communications, Inc. is a global wireless communications company, with interests in cellular, paging, and personal communications services in the United States, Belgium, Germany, India, Italy, Japan, Poland, Portugal, Romania, South Korea, Spain, and Sweden, as well as an interest in the Globalstar satellite system. The company, based in San Francisco, serves nearly 10 million proportionate customers worldwide.

U S WEST Media Group, one of America's largest broadband communications companies, is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1996, U S WEST Media Group had proportionate pro forma revenue of $8.1 billion. Parent U S WEST has proposed splitting into separate public companies by year-end 1998, pending shareowner and other approvals.


Internet Home Pages:
USM - http://www.uscc.com
TDS - http://www.teldta.com
ATI - http://www.airtouch.com
UMG - http://www.uswest.com